Exhibit 10.23

STATE OF NORTH CAROLINA
COUNTY OF BUNCOMBE
TWO TOWN SQUARE SMALL OFFICE SUITES LEASE

THIS LEASE AGREEMENT, made and entered into this the ____ day of _______, 200__ by and between, TWO TOWN SQUARE, LLC, a North Carolina limited liability company (“Lessor”), and HOMELAND INTEGRATED SECURITY SYSTEMS, INC. (“Lessee”).

WITNESSETH:
THAT for and in consideration of the mutual agreements of the parties, including the rental agreed to be paid by Lessee to Lessor, Lessor hereby leases to Lessee, and Lessee leases and rents from Lessor the following described premises on the terms and conditions hereinafter set forth, to wit:

Suite 249
Two Town Square
Biltmore Park
Two Town Square Boulevard
Asheville, NC 28803

said premises being hereinafter referred to as the “leased premises” (See copy of Floor Plan attached hereto as Exhibit A);

TO HAVE AND TO HOLD said leased premises unto Lessee upon the following conditions.

1. Term: The initial term of this lease shall be for one (1) year and ten (10) months and shall commence on the 15th day of September 2005 and shall end on July 31, 2007. In the event, the Commencement Date changes from the date stated hereon, both parties shall enter into and execute the Commencement Date Agreement provided by the Landlord. The basic rent amount shall increase five (5%) percent once every twelve (12) full months following the Lease commencement date, or at Lessor’s sole discretion the basic rent amount shall increase once every twelve (12) full months following the Lease Commencement Date in an amount that represents increased operating costs and expenses incurred by Landlord, which may result in a basic rent increase in excess of five percent (5%). Tenant shall have right to terminate said lease if an additional lease is signed for another space owned by Biltmore Farms.

2. Rent: The aggregate annual basic rent for the leased premises shall be “see table below” ($4,500.00) Dollars. Lessee covenants and agrees to pay rent to Lessor in equal monthly installments of “see table below” ($375.00) Dollars each, payable in advance, without setoff or deduction, on or before the first 1st day of each month, beginning on the date of the commencement of the term of this lease. If the term of this lease begins at any time other than on the first day of a calendar month, the rent shall be prorated from said date to the first day of the following month. It is further agreed that it shall not be necessary for Lessor to demand payment of said rent, but Lessee shall pay Lessor each and every installment of rent as the same shall become due and payment shall be made at such place or places as Lessor may from time to time designate. Send all payments to PO Box 5355, Asheville, NC 28813.

Period	($) Annual Basic Rent	($) Monthly Installments
September 15, 2005 - September 30, 2006	$4,500.00	$375.00
October 1, 2006 - July 31, 2007	$4,725.00	$393.75

3.  Security Deposit: Tenant shall deposit with Landlord upon execution and delivery of this Lease by Tenant to Landlord $375.00 to be held as collateral security for the payment of any rentals and other sums of money for which Tenant shall become liable to Landlord, and for the faithful performance by Tenant of all covenants and conditions herein contained. If at any time during the Lease term any of the rent herein reserved shall be overdue and unpaid, or any other sum payable by Tenant to Landlord hereunder shall be overdue and unpaid, then Landlord may, at its option, appropriate and apply any portion of said deposit to the payment of any such overdue rent or other sum. In the event of the failure of Tenant to keep and perform any of the terms, covenants and conditions of this Lease to be kept and performed by Tenant, then Landlord, at its option, may appropriate and apply said entire deposit, or so much thereof as may be necessary, to compensate the Landlord for loss or damage sus-tained or suffered by Landlord due to such breach on the part of Tenant. Should the entire deposit, or any portion thereof, be appropriated and applied by Landlord for the payment of overdue rent or other sums due and payable to Landlord by Tenant hereunder, then Tenant shall, upon the written demand of Landlord, immediately remit to Landlord a sufficient amount in cash to restore said security to the original sum deposited, and Tenant's failure to do so within ten (10) days after receipt of such demand shall constitute a breach of this Lease. Said deposit shall be returned to Tenant at the end of the term of this Lease, provided Tenant shall have made all such payments and performed all such covenants and agreements. Landlord's obligation with respect to the security deposit is that of a debtor and not a trustee. LANDLORD WILL MAINTAIN THE SECURITY DEPOSIT IN AN ACCOUNT AT A NATIONAL BANKING INSTITUTION LOCATED IN ASHEVILLE, NORTH CAROLINA, SEPARATE AND APART FROM LANDLORD'S GENERAL FUNDS AND MAY, BUT IS NOT OBLIGATED TO, MAINTAIN SAID SECURITY DEPOSIT IN AN INTEREST BEARING ACCOUNT, AND ALL INTEREST ACCRUING THEREON SHALL BE THE PROPERTY OF LANDLORD.

4.  Late Payments: If any installment of basic rent, or any other sum due and payable pursuant to this Lease, remains unpaid for more than ten (10) days after the due date thereof, Lessee shall pay Lessor a late payment charge equal to 20% of the basic rent.

5.  Lessee agrees and understands that the basic rent provided for in paragraph 2 includes Lessor’s estimate of current pro-rata costs.

6.  Peaceable Possession by Lessee and Inspection by Lessor: Lessor covenants and agrees that Lessee, during the term of this Lease, shall have full control and use of the leased premises for use as a professional office only and for no other purpose, but Lessee shall make no unlawful, improper, unsafe or offensive use of said leased premises, provided, however, that Lessee agrees to permit Lessor or its authorized representative to enter the leased premises during usual business hours with prior notice, and accompanied by a representative of Lessee for the purpose of inspecting and making any necessary repairs to the leased premises, except in cases of emergencies or perceived emergencies when no notice or accompaniment shall be required.

7.  Lessor’s Right to Relocate Lessee: Notwithstanding any other terms of this Lease, Lessor reserves the right, in its sole discretion, to relocate Lessee to any other rental space within the development of which the leased premises are a part. In the event Lessor decides to exercise this right, Lessor will provide Lessee with at least thirty (30) days advance written notice before such relocation is to occur. In addition, this lease shall terminate upon the execution and commencement of any new lease agreement between Lessee and Lessor or any entity owned by or affiliated with Biltmore Farms, Inc. with respect to office space in the building of which the leased premises are a part or in the development.

8.  Insurance: Lessor covenants and agrees to keep said Building insured against loss by fire, with extended coverage. In no event shall Lessor be liable for the personal property or any fixtures, equipment or other property of Lessee located in the leased premises. Lessee agrees not to use the leased premises in any manner which will increase the premium rate for any kind of insurance affecting the Building and that if, because of anything done, caused to be done, permitted or omitted by Lessee, the premium rate for any kind of insurance affecting the Building shall be raised then, in such event, that the amount of the insurance in premium which Lessor shall thereby be obligated to pay for such insurance shall be paid by Lessee to Lessor on demand and as additional rent.

9.  Use of Premises by Lessee and Indemnification of Lessor: Lessee covenants and agrees that it will use the leased premises herein leased only for office purposes and will keep and maintain the same in compliance with all ordinances, laws and regulations of authorities having jurisdiction thereof and that Lessee will protect, indemnify and save harmless Lessor from any and against any penalty, fine or expense incurred for any violation of such ordinance, law or regulation occasioned by any act or neglect of Lessee. Lessee agrees to indemnify Lessor and save Lessor harmless from any and all liability, claims and loss for personal injuries, or property damage, or both, sustained or claimed to have been sustained by any person or persons, or property in, or upon, the leased premises during the term of this lease, as extended, except in the event of Lessor's gross negligence. Lessee agrees that Lessor shall not be liable for any loss or damage to property of Lessee entrusted to employees or agents of Lessor or any property of Lessee by theft or otherwise. The provisions of this paragraph shall not be construed to relieve Lessor of responsibility for grossly negligent or illegal acts of its employees, agents or assigns.

10.  Responsibilities of Lessor: Lessor shall maintain the roof, structural portions and exterior of the Building, plate glass, plumbing, heating, cooling and electrical systems, unless damage thereto shall result from the negligence of Lessee, in which case Lessee shall be responsible for any and all necessary repairs. Lessor will provide 110 volt electricity, heat, and air conditioning , Monday through Friday, between the hours of 7:00 a.m. and 7:00 p.m., and Saturday between the hours of 8:00 a.m. and 1:00 p.m. without cost to Lessee. Lessor shall in no event be liable for damage to Lessee for the stoppage of heat, lighting or other service or for injury to persons or property caused by the stoppage of the same where the cause of failure is beyond the control of Lessor or necessitated by repairs or improvements to the Building, unless such stoppage continues for more than five (5) business days, whereupon rent will abate until such service is restored. Lessor shall not be liable to Lessee for damage to persons or property caused by leaks, breaks or overflows of roof, pipes, drains, plumbing fixtures falling debris, imperfect wiring, latent defects in the Building, the acts of other Lessees, their invitees or guests, thefts, pilferage, or by any events or causes beyond the control of Lessor and not caused by Lessor's negligence.

11.  Alteration and Upkeep: All additions, alterations, improvements, partitions, excepting those partitions to be furnished initially by Lessor, or other installations to the leased premises required by Lessee shall be made by Lessee at its own expense and shall be made in a workmanlike manner without damage to the leased premises; provided, however, Lessee shall make no addition, alteration, improvement, partition or other installation to the leased premises without first obtaining the written approval of Lessor, which shall be in Lessor’s sole discretion. Lessor will install, at Lessee’s expense, a sign identifying Lessee that is conforming with the building standard on the interior premises doors leading to the leased office. Lessee further covenants and agrees to keep the leased premises in good condition and to surrender and deliver up said leased premises together with any improvements made thereto by Lessee, at the end of the term of this lease in as good condition and repair as the same exists this day, reasonable wear and tear excepted. Lessee agrees and covenants to restore the walls to their original paint color if Lessee obtains the right to paint the interior walls of the premises from Lessor. Notwithstanding the above, Lessee shall not have the right to alter or modify any existing interior walls. In no event shall Lessee allow liens or other encumbrances be placed upon the leased premises at anytime during or following the lease term.

12.  Removal of Fixtures: It is agreed that Lessee shall have the right at any time prior to the expiration of the term or the removal of Lessee from the premises by eviction proceedings to remove from the leased premises all furniture, equipment, trade fixtures and other personal property owned and placed in said leased premises by Lessee, provided the same are removed without damage to the leased premises and are removed at or before the termination or the term of this lease. All improvements, made in the leased premises by Lessee shall become and remain the property of Lessor without liability on the part of Lessor to pay for the same, and Lessee shall not be entitled to remove from the leased premises such improvements constructed by it.

13.  Damage or Destruction: In the event the Building in which the leased premises are located is totally destroyed by fire, unavoidable accident or casualty, this lease shall thereupon terminate. In the event the Building in which the leased premises are located is damaged by fire, unavoidable accident or casualty to such an extent that the portion of said Building in which the leased premises are specifically located cannot be repaired within 150 days to its approximate condition existing immediately preceding such fire, unavoidable accident or casualty, and normal access to said leased premises restored within such time, this lease shall thereupon terminate. In the event the portion of the Building in which the leased premises are specifically located is damaged by fire, unavoidable accident or casualty and the same can be repaired and access thereto restored within 150 days from the date of such fire, unavoidable accident or casualty, the parties hereto agree that the leased premises shall be repaired and restored by Lessor (to the extent insurance proceeds are made available to Lessor) to the original condition of said leased premises existing before said fire, unavoidable accident or casualty, and normal access thereto restored, and this lease shall remain in full force and effect; provided, however, that the rent during the period of repair shall be reduced to an amount which bears the same ratio to the rent provided for herein as the portion of the leased premises then available for use bears to the entire leased premises. Upon completion of such repair the rent shall thereafter be paid as hereinbefore provided in Sections 2 - 4.

14.  Assignment or Sub-letting: Lessee may not assign, transfer or sublet the leased premises without Lessor’s consent in its sole discretion.

15.  Events of Default by Lessee: Each of the following constitutes an Event of Default by Lessee

(a)
Lessee fails or refuses to pay any installment of basic rent, or any other sum payable under this Lease when due, and the failure or refusal continues for at least ten(10) days after receipt of written notice from Lessor stating such non-payment provided, Lessor shall be obligated to provide only once such notice per calendar year.

(b)
Lessee fails or refuses to comply with any provision of this Lease not requiring the payment of money, and the failure or refusal continues for at least thirty (30) days after written notice from Lessor; provided, however, if any failure by Lessee to comply with this Lease cannot be corrected within such 30-day period solely as a result of nonfinancial circumstances outside of Lessee's control, and if Lessee has commenced substantial corrective actions within such 30-day period and is diligently pursuing such corrective actions, such 30-day period shall be extended for such additional time as is reasonably necessary to allow completion of actions to correct Lessee's noncompliance.

(c)	Lessee's leasehold estate is taken on execution or other process of law in any action against Lessee.

(d)
Lessee or any guarantor of this Lease files a petition under any chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state, or a petition is filed against Lessee or any such guarantor under any such statute and not dismissed with prejudice within ninety (90) days of filing, or a receiver or trustee is appointed for Lessee's leasehold estate or for any substantial part of the assets of Lessee or any such guarantor and such appointment is not dismissed with prejudice within ninety (90) days, or Lessee or any such guarantor makes an assignment for the benefit of creditors.

16.  Lessor’s Remedies: If an Event of Default by lessee occurs, Lessor shall be entitled then or at any time thereafter to avail itself or one or more of the following at Lessor’s option:

(a)
Enter the leased premises if need be, and take whatever curative actions are necessary to rectify Lessee's noncompliance with this lease; and in that event Lessee shall reimburse Lessor on written demand for any expenditures by Lessor to effect compliance with Lessee's obligations under this lease.

(b)
Terminate this lease, in which event Lessee shall immediately surrender possession of the leased premises to Lessor or without terminating this lease, terminate Lessee’s right to possession of the leased premises through judicial proceedings.

(c)
If Lessor has not terminated this lease (whether or not Lessor has terminated Lessee's right to possession of the leased premises or actually retaken possession), recover (in one or more suits from time to time or at any time before or after the end of the term) all Minimum Rent, Additional Rent, and other sums then or thereafter owing and unpaid under this lease, together with all costs, if any, incurred in reletting the leased premises (including remodeling, lease commission, allowance, inducement, and other costs), less all rent, if any, actually received from any reletting of the leased premises during the remainder of the term. Lessor shall have the right following an Event of Default by Lessee to relet the leased premises on Lessee's account without terminating the Lease, any such reletting to be on such terms as Lessor considers reasonable under the circumstances.

(d)	Recover all costs of retaking possession of the leased premises and any other damages incidental to the Event of Default by Lessee.

(e)	Terminate all of Lessee's rights to any allowances or under any renewal, extension, expansion, refusal, or other options granted to Lessee by this lease.

(f)
If Lessor deems it necessary to institute legal proceedings against Lessee to enforce Lessee’s obligations to Lessor hereunder, including eviction, non-payment of rent and any expenses incurred by Lessor in leasing the leased premises to others due to Lessee’s default hereunder, Lessor may recover reasonable attorneys’ fees against Lessee not exceeding five percent (5%) of and in addition to other amounts recovered by Lessor against Lessee in such proceedings, pursuant to N.C.G.S. §6-21.2 or other state law.

If Lessor elects to retake possession of the leased premises without terminating this lease, it may nonetheless at any subsequent time elect to terminate this lease and exercise the remedies provided above on termination of the lease. Nothing done by Lessor or its agents shall be considered an acceptance of any attempted surrender of the leased premises unless Lessor specifically so agrees in writing. No re-entry or taking of possession of the leased premises by Lessor, nor any reletting of the leased premises, shall be considered an election by Lessor to terminate this lease unless Lessor gives Lessee written notice of termination.

17.  Lessor’s Default: It shall be an Event of Default by Lessor (herein so called) only if Lessor fails to comply with any provision of this lease and the failure continues for at least thirty (30) days after written notice from Lessee to Lessor (with a copy to Lessor's mortgagees if Lessee has been notified in writing of the identities and addresses of such mortgagees); provided, however, if any failure by Lessor to comply with this lease cannot be corrected within such 30-day period solely as a result of nonfinancial circumstances outside of the control of Lessor, and if substantial corrective actions have commenced within such 30-day period and are being diligently pursued, such 30-day period shall be extended for such additional time as is reasonably necessary to allow completion of actions to correct Lessor's noncompliance.

18.  Lessee’s Remedies: In the event Landlord is in default under this Lease, beyond any applicable notice and cure period, and if such default is such that it materially, adversely interferes with Tenant’s use of the Leased Premises (or a portion thereof) as contemplated in this Lease, without waiving or releasing Landlord from any obligation hereunder, Tenant may (but is under no obligation to) take action to cure the circumstance or condition. Provided, however, Tenant must undertake any such curative action in good faith. If Tenant incurs expenses in attempting to cure a default of Landlord hereunder, Landlord shall reimburse Tenant for the reasonable and customary costs so incurred within thirty (30) days after Tenant provides an invoice therefor, which shall include invoices from the contractors performing any such work. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease or as a result of the breach of any promise or inducement hereof, whether in this Lease or elsewhere. Notwithstanding anything in this lease to the contrary, Lessor shall never be, under any promise of indemnity in this lease, or under any other provision of this Lease for any loss of business or profits of Lessee or other consequential damages or for punitive or special damages of any kind. None of Lessor's officers, employees, agents, directors, shareholders, subsidiaries, affiliates or partners shall ever have any liability to Lessee under or in connection with this lease. Lessee agrees to look solely to Lessor's interest in the Building for the recovery of any judgment against Lessor, and Lessor shall never be personally liable for any judgment.

19.           Subordination: This lease shall be subordinate to all present or future mortgages upon the Building provided that such mortgages shall provide by their terms that Lessee may continue to occupy the leased premises during the term of this lease upon compliance by Lessee with all the terms hereof, notwithstanding any foreclosure of such mortgages.

20.  Rules and Regulations: Lessee agrees that is has received a copy of and agrees to be bound by the Lessor’s Rules and Regulations. Lessor reserves the right to, at is sole discretion, to change said Rules and Regulations from time to time. Upon such modification of the Lessor’s Rules and Regulations, Lessee will receive a substituted copy of the same.

21.  Notices: All notices, demands and requests which may be or are required to be given by either party of the other shall be in writing. All notices, demands and requests by Lessee to Lessor shall be sent by United States registered, or via overnight mail courier service, mail addressed to Lessor at its office Suite 330, One Town Square Boulevard, Asheville, North Carolina 28803-5007, or at any such other place as Lessor may from time to time designate in written notice to Lessee. All notices, demands and requests by Lessor to Lessee shall be sent by United States registered mail, or via overnight mail courier service, addressed to Lessee at the Premises or at any such other place as Lessee may from time to time designate in written notice to Lessor. Notices, demands and requests which shall be served upon Lessor and Lessee in the manner aforesaid shall be deemed sufficiently served or given for all purposes hereunder.

22.  Covenants to Run with Land: All covenants, agreements, stipulations, provisions, conditions and obligations herein expressed and set forth shall extend to, bind and inure to the benefit or, as the case may require, the heirs, executors, administrators, successors and assigns of Lessor and Lessee respectively, or their successors in interest, as fully as if such words were written wherever reference to Lessor and Lessee occurs in this lease.

23.  Integration Clause: Any stipulations, representations, promises or agreements, verbal or written, made prior to or contemporaneously with this lease shall have no legal or equitable consequences, and the only agreement made and binding on the parties is contained herein and it is the complete and total integration of the intent and understanding of Lessor and Lessee. Any modifications, alterations or additions to the terms of this lease must be contained in writing executed by the parties.

24.  Condition of Premises: Lessee agrees to accept the premises in an “as is” condition and Lessor shall not be obligated to make any improvements to the premises to or for the benefit of Lessee upon Lessee’s taking possession of the rental space.

25.  Liability Insurance: Lessee shall maintain and pay for property and casualty insurance with extended coverage on all trade fixtures, equipment, machinery, merchandise, or other personal property belonging to or in the custody of Lessee in the leased premises or otherwise in the Building. Lessee shall maintain and pay for commercial general liability insurance (occurrence coverage) in the amount of not less than $1,000,000.00, with a company licensed to do business in the State of North Carolina, naming Lessor and its manager as an additional insured, providing contractual liability coverage, and containing an undertaking by the insurer not to cancel or change coverage materially without first giving thirty (30) days written notice to Lessor. Lessee shall furnish Lessor certificates of insurance evidencing the required commercial general liability insurance coverage prior to the commencement date and thereafter prior to each policy renewal date.

26.  Applicable Law: This lease shall be construed pursuant to the laws of the State of North Carolina.

27.  Non-Waiver: The failure of Lessor to exercise any of the remedies described herein and/or the waiver of a specific breach of a covenant by Lessee at any time by Lessor shall not be construed as a waiver of a subsequent breach of that or any other covenant contained in this lease agreement.

28.  Graphics and Signage: Landlord, at its expense, shall identify Tenant in the directory located in the main lobby of the building. The space to be made available to Tenant in such directories shall be reasonably proportionate to the space allotted other tenant with similar size rentable area in the Building. Landlord, at its expense, will organize to have the initial signage designed and placed on the glass sidelight next to the main entry door of the space.

29.  Keys: Landlord, at its expense, shall organize the initial keying of the space. Any additional keying shall be organized by the Landlord and paid for by the Tenant.

30.  Mutual Waiver of Subrogation:
For the purpose of waiver of subrogation, the parties mutually release and waive unto the other all rights to claim damages, costs or expenses for any injury to property caused by a casualty of any type whatsoever in, on or about the Premises if the amount of such damage, cost or expense has been paid to such damaged party under the terms of any policy of insurance issued by a third party insurer. All insurance policies carried with respect to this Lease, if permitted under applicable law, shall contain a provision whereby the insurer waives, prior to loss, all rights of subrogation against either Landlord or Tenant.

31.  Transfer of Landlord’s Interest:
If Landlord shall sell, assign or transfer all or any part of its interest in the Premises or in this Lease to a successor in interest which expressly assumes the obligations of Landlord hereunder, then Landlord shall thereupon be released or discharged from all covenants and obligations hereunder, and Tenant shall look solely to such successor in interest for performance of all of Landlord’s obligations. Tenant’s obligations under this Lease shall in no manner be affected by Landlord’s sale, assignment, or transfer of all or any part of such interest(s) of Landlord, and Tenant shall thereafter attorn and look solely to such successor in interest as the Landlord hereunder.

32.  Holding Over: If Tenant remains in possession of the Premises or any part thereof after the expiration of this Lease, whether with or without Landlord’s acquiescence, Tenant shall be deemed only a tenant at will and there shall be no renewal of this Lease without a written agreement signed by both parties specifying such renewal. Tenant shall also remain liable for any and all damages, direct and consequential, suffered by Landlord as a result of any holdover without Landlord’s unequivocal written acquiescence.

33.  Name Restriction: Tenant acknowledges that the name “Biltmore” has substantial value to Landlord as well as Biltmore Farms, Inc., with which it is affiliated. Therefore, Tenant agrees not to use or allow anyone else to use the name “Biltmore” or any derivation thereof in any project or business in which Tenant has any interest or in connection with the Premises or any other property or activity. Furthermore, Tenant agrees not to represent that it has any ownership or affiliation with Landlord or Biltmore Farms, Inc. or any of their affiliated companies.

[The remainder of this page is left blank intentionally]

IN TESTIMONY WHEREOF, Lessor and Lessee have caused this lease to be executed, this the day and year first above written.

LESSOR:  TWO TOWN SQUARE, LLC
                          BILTMORE FARMS, INC.
                          Member/Manager

By: _________________________(SEAL)
Authorized Officer:__________

LESSEE: HOMELAND INTEGRATED SECURITY SYSTEMS, INC.

By:	_____________________________
Frank Moody

Its:	_____________________________

EXHIBIT A